Press Release	FOR FURTHER INFORMATION: Pete Broadbent Vice President, Investor Relations & Marketing (203) 775-9000 pbroadbent@photronics.com

PHOTRONICS REPORTS SECOND QUARTER FISCAL 2013 RESULTS

  Quarterly sales of $106.7 million; within guidance of $106 – $110 million

  High-end IC photomask sales increase sequentially by 31%

  GAAP EPS of $0.08 per diluted share; within guidance of $0.07 - $0.10

  Gross margin improves 210 bps sequentially to 23.2%

  Operating margin improves by 240 bps sequentially to 7.6%

  EBITDA of $28 million

BROOKFIELD, Connecticut May 14, 2013 — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported financial results for the fiscal 2013 second quarter ended April 28, 2013.

    Constantine (“Deno”) Macricostas, Photronics' chairman and chief executive officer commented, “We achieved top and bottom line results within our expectations. High-end IC orders were up 31% sequentially even though we experienced some softness with a key Asian foundry customer. Flat panel orders were generally in line with the improved performance in the previous quarter. We continue to expect conditions in the market to be favorable for us in the coming quarters, especially at the high-end with our new equipment deployments.”

    Sales for the second quarter of fiscal 2013 were $106.7 million, a decrease of 9% compared with $117.5 million for the second quarter of fiscal 2012. Sales of semiconductor photomasks were $82.2 million, or 77% of revenues, during the second quarter of fiscal 2013, and sales of flat panel display (FPD) photomasks were $24.5 million, or 23% of revenues. GAAP and non-GAAP net income attributable to Photronics, Inc. shareholders for the second quarter of fiscal 2013 was $4.9 million, or $0.08 per diluted share, compared with the second quarter of fiscal 2012 GAAP net income attributable to Photronics, Inc. shareholders of $8.8 million, or $0.14 per diluted share, and non-GAAP net income attributable to Photronics, Inc. shareholders of $8.9 million, or $0.14 per diluted share. Non-GAAP net income attributable to Photronics, Inc. shareholders for the second quarter of fiscal 2012 excluded restructuring charges of $0.1 million.

     Sales for the first six months of fiscal 2013 were $206.5 million, compared with $229.6 million for the first six months of fiscal 2012. For the first six months of fiscal 2013, sales of semiconductor photomasks were $156.6 million, or 76% of revenues, and sales of FPD photomasks were $49.9 million, or 24% of revenues. GAAP and non-GAAP net income attributable to Photronics, Inc. shareholders for the first six months of fiscal 2013 was $7.2 million, or $0.12 per diluted share, compared with the first six months of fiscal 2012 GAAP net income attributable to Photronics, Inc. shareholders of $13.1 million, or $0.21 per diluted share, and non-GAAP net income attributable to Photronics, Inc. shareholders of $14.2 million, or $0.23 per diluted share. Non-GAAP net income attributable to Photronics, Inc. shareholders for the first six months of fiscal 2012 excludes $1.2 million of restructuring charges and a $0.1 million gain relating to warrants.

     The section below entitled "Non-GAAP Financial Measures" provides a definition and information about the use of non-GAAP financial measures in this press release, and the attached financial supplement reconciles non-GAAP financial information with Photronics, Inc.'s financial results under GAAP.

Non-GAAP Financial Measures

     Non-GAAP net income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share are "non-GAAP financial measures," as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. Photronics, Inc. believes that non-GAAP net income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share that exclude certain non-cash or non-recurring income or expense items are useful for analysts and investors to evaluate Photronics, Inc.'s future on-going performance because they enable a more meaningful comparison of Photronics, Inc.'s projected earnings and performance with its historical results of prior periods. These non-GAAP metrics, in particular non-GAAP net income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share are not intended to represent funds available for Photronics, Inc.'s discretionary use and are not intended to represent, or be used as a substitute for, operating income, net income or cash flows from operations data as measured under GAAP. The items excluded from these non-GAAP metrics, but included in the calculation of their closest GAAP equivalent, are significant components of the consolidated statements of operations and must be considered in performing a comprehensive assessment of overall financial performance. Non-GAAP financial information is adjusted for the following items:

  Consolidation and restructuring charges in fiscal 2012 are excluded because they are not a part of ongoing operations.

  Impact of financing expenses related to warrants in fiscal 2012 is excluded because it does not affect cash earnings.

     The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with accounting principles generally accepted in the United States. The attached financial supplement reconciles non-GAAP financial information with Photronics, Inc.'s financial results under GAAP.

     A conference call with investors and the media to discuss these results is scheduled for 8:30 a.m. Eastern time on Wednesday, May 15, 2013. The call can be accessed by logging onto Photronics' web site at www.photronics.com. The live dial-in number is 408-774-4601. The call will be archived for instant replay access until the Company reports its fiscal 2013 third quarter results.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.

09-2013

PLAB – E